FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. COMMENTS ON JUNE SALES, SECOND QUARTER OUTLOOK
- Company Expects to File SEC Reports No Later Than the End of August -

Secaucus, New Jersey - July 9, 2007 - The Children’s Place Retail Stores, Inc. (NASDAQ: PLCE) today announced total consolidated sales of approximately $154.7 million for the five-week period ended July 7 2007, an approximate 2% increase compared to sales of $151.7 million for the five-week period ended July 1, 2006. Consolidated comparable store sales decreased approximately 4% for the five weeks ended July 7, 2007, compared to a 15% increase last year. Consolidated June comparable store sales are comprised of an approximate 4% decrease at The Children’s Place brand, and an approximate 3% decrease at Disney Store. Quarter-to-date, consolidated comparable store sales are approximately flat compared to last year’s 14% increase. Final June sales results will be reported on Wednesday, July 11, 2007, before the market opens.

Based on quarter-to-date sales trends, the Company anticipates reporting a loss per share of approximately $(0.94) to $(0.98) for the second quarter ending August 4, 2007. This earnings per share range includes approximately $2.0 million, pre-tax, in costs paid or accrued in association with the Company’s previously disclosed stock option investigation and related expenses.

“In the month of June, sales came in below our expectations at both brands,” said Ezra Dabah, Chief Executive Officer of The Children’s Place Retail Stores, Inc. “As a result, we took significantly more markdowns which are negatively impacting our gross margin. We believe our assortments at both brands were not as focused and compelling as last year, which has been compounded by continuing mall traffic declines.”

“As we look at our back-to-school and holiday assortments at both brands, we remain cautiously optimistic about the second half. Our merchandise is focused and we remain true to our formula of fashion, quality and value.”

The Company stated that inventory per square foot at the end of the second quarter is anticipated to be in-line to below previous guidance at The Children’s Place and in-line with guidance at Disney Store, as previously provided by the Company on its first quarter conference call.

The Company expects to provide an update to full fiscal year earnings guidance on its second quarter conference call, scheduled for August 23, 2007, by which time it will have received initial customer response to its Back-to-School assortments.

Separately, the Company commented that progress is being made toward finalizing its historical financial statements to reflect the correct measurement dates for its past stock option grants. At this time, the Company anticipates becoming current in its quarterly and annual filings with the Securities and Exchange Commission by the end of August.

As stated above, the Company will provide further details regarding its June sales results on Wednesday, July 11, 2007, before the market opens and will provide a pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time through Wednesday, July 18, 2007. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

- more -

PLCE: Company Comments on June Sales, Second Quarter Outlook

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of June 2, 2007, the Company owned and operated 876 The Children’s Place stores and 328 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, as well as the risks and uncertainties relating to the Company's stock option grants and procedures and the recently completed investigation by the special committee of the Company’s Board of Directors, the previously announced pending restatement of the Company’s historical financial statements, the delays in filing the Company’s periodic reports with the Securities and Exchange Commission, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors, and the potential impact of each of these matters on the Company, as well as matters relating to the Company’s discussions with The Walt Disney Company. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Heather Anthony, Senior Director, Investor Relations, (201) 558-2865 Susan LaBar, Manager, Investor Relations, (201) 453-6955

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